Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-238048, 333-64795, 333-04161, 333-118693, 333-38178, 333-75993, 333-124653, 333-171298, 333-188128, 333-214662, 333-140819), Form S-3 (No. 333-258097) and Form S-4 (No. 333-232446) of Newmont Corporation, and Form S-8 No. (333-232143) of Newmont Goldcorp Corporation (now referred to as Newmont Corporation) of our report dated February 23, 2023 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Nevada Gold Mines LLC, which appears in this Form 10-K of Newmont Corporation.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada
July 20, 2023